Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS FOR THE FOURTH QUARTER OF 2021

Midlothian, Virginia, January 28, 2022. Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the fourth quarter of 2021. Net income for the fourth quarter of 2021 was $2,363,000, or $1.61 per fully diluted share, compared to net income for the fourth quarter of 2020 of $3,052,000, or $2.08 per fully diluted share. For the year ended December 31, 2021, net income was $12,453,000, or $8.48 per fully diluted share, compared to net income for the year ended December 31, 2020 of $8,554,000, or $5.86 per fully diluted share.

Jay Hendricks, President and CEO, commented, “Despite another year of dealing with the pandemic, we finished 2021 with record profitability, paid our first dividend, and entered 2022 with positive momentum. For the year, we produced a 21.02% return on average equity, 44.71% earnings per share growth, and stable asset quality.”

“Significant contributors to our earnings were Paycheck Protection Program (“PPP”) forgiveness, strong organic loan growth and an accommodative rate environment for secondary market mortgage lending. The Commercial Banking Segment grew core loans, which exclude PPP loans, by 3.43% during the fourth quarter, and 16.39% for the year. We are pleased by the continued strong contribution from our mortgage banking segment, which produced net income of $3,570,000 for 2021 compared to $3,935,000 for 2020.”

“Our key areas of focus are core relationship growth, expanding relationships with our PPP clients as well as remaining disciplined in managing our net interest margin (“NIM”).  We are well positioned for a rising rate environment and will address the rising rates and increasing liquidity through our disciplined approach to balance sheet management and prudent risk taking.”

Operating Results

The following table presents quarterly results for the indicated periods (in thousands):

GAAP Operating Results by Segment
	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Pre-tax earnings by segment
Commercial banking	$2,433	$2,688	$3,236	$2,998	$2,056
Mortgage banking	559	963	961	2,035	1,900
Income before income tax expense	2,992	3,651	4,197	5,033	3,956
Commercial banking income tax expense	512	550	701	709	504
Mortgage banking income tax expense	117	202	202	427	400
Net income	$2,363	$2,899	$3,294	$3,897	$3,052

Three months ended December 31, 2021 vs. three months ended December 31, 2020.

The Commercial Banking Segment posted net income of $1,921,000 for Q4 2021 compared to $1,552,000 for Q4 2020.

The following are variances of note for the three months ended December 31, 2021 compared to the three months ended December 31, 2020:

●	NIM compressed by 34 basis points to 3.56% for Q4 2021 compared to 3.90% for Q4 2020. The compression was driven by the following:
o	The yield on average earning assets compressed by 60 basis points, 3.81% for Q4 2021 vs. 4.41% for Q4 2020, as a result of the $107,311,000 increase in the average balance of liquid assets (i.e. interest bearing due from other institutions and investment securities). The increased level of liquidity was driven by the $104,073,000 reduction in PPP loan balances because of loan forgiveness and the $75,666,000 increase in total deposits. This increased level of liquidity had a negative 52 basis points impact on net interest margin, and will continue to have a negative impact on our net interest margin. However, we believe that through our disciplined risk-based approach to the investment portfolio, deposit pricing, and core loan growth our balance sheet is well positioned and that we will be able to capitalize on the rising rate environment.
o	During Q4 2021, the Commercial Banking Segment recognized $959,000 in SBA fee income, net of deferred costs, through interest income as a result of normal amortization and the receipt of funds from PPP loans forgiven by the SBA In addition, the Commercial Banking Segment recognized $110,000 in interest income associated with these loans during Q4 2021. PPP income of $1,069,000, during Q4 2021, had a 41 basis points impact on the yield of average earning assets.
o	The cost of interest bearing liabilities dropped by 34 basis points to 0.44% for Q4 2021 compared to 0.78% for Q4 2020, as a result of the Commercial Banking Segment’s continued efforts to build low cost relationship deposits and its disciplined approach to deposit pricing. We have been able to decrease the cost of money market deposit accounts by 20 basis points, 0.22% for Q4 2021 vs. 0.42% for Q4 2020, and time deposits accounts by 54 basis points, 0.84% for Q4 2021 vs. 1.39% for Q4 2020.
●	The Commercial Banking Segment did not record a provision for loan loss expense for Q4 2021 or Q4 2020. The lack of a provision for loan loss expense, during Q4 2021, was driven by improving macroeconomic conditions and credit quality remaining strong. While the Delta and Omicron variants of the COVID-19 virus remain a risk to credit quality, we believe our current level of allowance for loan losses is sufficient.
●	The Commercial Banking Segment posted noninterest income of $812,000 for Q4 2021 compared to $718,000 for Q4 2020. The increase in noninterest income continues to be driven primarily by an increase in interchange fee income as macroeconomic conditions continued to improve and consumer spending remained strong during the quarter.

●	The Commercial Banking Segment posted noninterest expense of $4,610,000 for Q4 2021 compared to $5,103,000 for Q4 2020. The decrease in noninterest expense was the result of the recognition of $696,000 in prepayment fees associated with early payoff of $31 million in Federal Home Loan Bank (“FHLB”) Advances during Q4 2020.

The Mortgage Banking Segment posted net income of $442,000 for Q4 2021 compared to $1,500,000 for Q4 2020. Mortgage originations were $58,234,000 for Q4 2021, down 49.07% from $114,345,000 for Q4 2020. Mortgage rates rose slightly during 2021 which has softened the refinance market; however, the bigger risk to mortgage earnings continues to be the historically low inventory of homes for sale.

Year ended December 31, 2021 vs. year ended December 31, 2020.

The Commercial Banking Segment posted net income of $8,883,000 for the year ended 2021 compared to $4,619,000 for the year ended 2020.

The following are variances of note for the year ended December 31, 2021 compared to the year ended December 31, 2020:

●	NIM expanded by 35 basis points to 3.76% for the year ended December 31, 2021 compared to 3.41% for the year ended December 31, 2020. The expansion was driven by the following:
o	The yield on average earning assets compressed by four basis points, 4.08% for the year ended December 31, 2021 vs. 4.12% for the year ended December 31, 2020, primarily because of the impact of the recognition of net deferred income associated with the origination and forgiveness of PPP loans, which was partially offset by the increase in liquid assets.

o	The average balance of liquid assets (i.e. interest bearing due from other institutions and investment securities) increased by $45,300,000. The increased level of liquidity was driven by the $104,073,000 reduction in PPP loan balances because of loan forgiveness and the $75,666,000 increase in total deposits during 2021. This increased level of liquidity had a negative 19 basis points impact on net interest margin, and will continue to have a negative impact on our net interest margin. However, we believe that through our disciplined risk-based approach to the investment portfolio, deposit pricing, and core loan growth our balance sheet is well positioned and that we will be able to capitalize on the rising rate environment.

o	During the year ended December 31, 2021, the Commercial Banking Segment recognized $4,993,000 in PPP fee income, net of deferred costs, through interest income, as a result of normal amortization and the receipt of funds from loans forgiven by the SBA. In addition, the Commercial Banking Segment recognized $1,040,000 in interest income associated with these loans during the year ended December 31, 2021. PPP income of $6,033,000, during the year ended December 31, 2021, had a 39 basis points impact on the yield of average earnings assets.

o	The cost of interest bearing liabilities dropped by 51 basis points to 0.54% for the year ended December 31, 2021 compared to 1.05% for the year ended December 31, 2020, as a result of the Commercial Banking Segment’s continued efforts to build low cost relationship deposits and its disciplined approach to deposit pricing. We were able to decrease the cost of money market deposit accounts by 36 basis points, 0.26% for the year ended December 31, 2021 vs. 0.62% for the year ended December 31, 2020, and time deposits accounts by 54 basis points, 1.09% for the year ended December 31, 2021 vs. 1.63% for the year ended December 31, 2020.
●	The Commercial Banking Segment recorded a recovery of provision expense of $500,000 for the year ended December 31, 2021 compared to a provision expense of $950,000 for the year ended December 31, 2020. The recovery of provision for the year ended December 31, 2021 resulted from a reduction in the qualitative factors which was driven by improving economic factors, improved credit metrics, and reductions in loan deferrals. The provision expense for the year ended December 31, 2020 was the result of an increase in the qualitative factors driven by economic uncertainty surrounding the COVID-19 pandemic. While the Delta and Omicron variants of the COVID-19 virus remain a risk to credit quality, we believe our current level of allowance for loan losses is sufficient.

●	The Commercial Banking Segment posted noninterest income of $3,001,000 for the year ended December 31, 2021 compared to $2,688,000 for the year ended December 31, 2020. The increase in noninterest income was driven primarily by an increase in interchange fee income as macroeconomic conditions continued to improve and consumer spending picked up during the period.

●	The Commercial Banking Segment posted noninterest expense of $17,256,000 for the year ended December 31, 2021 compared to $16,651,000 for the year ended December 31, 2020. The increase in noninterest expense was driven primarily by the following:
o	The deferral of $1,052,000 in salary and benefits costs during the year ended December 31, 2020 compared to the deferral of $580,300 during the year ended December 31, 2021 associated primarily with the volume of originations of PPP loans during those periods.
o	The recognition of the gain on sale of other real estate owned totaling $7,800 for the year ended December 31, 2021 compared to a gain of $175,000 for the year ended December 31, 2020.
o	The accrual of $126,300 for an expected loss on the prior sale of an SBA loan that defaulted during the year ended December 31, 2021.
o	The recognition of $696,000 in prepayment fees associated with early payoff of $31 million in FHLB Advances during the year ended 2020.

The Mortgage Banking Segment posted net income of $3,570,000 for the year ended December 31, 2021 compared to $3,935,000 for the year ended December 31, 2020. Proceeds from mortgage sales were $338,314,000 for the year ended December 31, 2021, down 6.39% from $361,393,000 for the year ended December 31, 2020. Mortgage rates rose slightly during the year ended December 31, 2021, which has softened the refinance market; however, the bigger risk to mortgage earnings continues to be the historically low inventory of homes for sale.

Financial Highlights

Highlights for the fourth quarter and year ended December 31, 2021 are as follows:

	Three Months Ended		Year Ended
Metric	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Consolidated
Return on average equity	14.78%	23.57%	21.02%	17.98%
Return on average assets	1.26%	1.72%	1.73%	1.28%
Commercial Banking Segment
Return on average equity	12.02%	11.99%	14.99%	9.71%
Return on average assets	1.02%	0.87%	1.23%	0.69%
Net interest income to average assets	3.32%	3.62%	3.48%	3.15%
Provision (recovery of) to average assets	—%	—%	(0.07)%	0.14%
Noninterest income to average assets	0.43%	0.40%	0.42%	0.40%
Noninterest expense to average assets	2.46%	2.87%	2.39%	2.50%
Mortgage Banking Segment
Return on average equity	2.77%	11.58%	6.02%	8.27%
Return on average assets	0.24%	0.84%	0.49%	0.59%
Net income before tax to average assets	0.30%	1.07%	0.63%	0.75%

Loans and Asset Quality

The following table provides the composition of our gross loan portfolio at the dates indicated (in thousands):

Loans Outstanding
Loan Type	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
C&I + Owner occupied commercial real estate	$180,928	$164,819	$151,444	$149,289	$144,198
PPP Loans	32,601	56,809	97,617	159,769	136,674
Nonowner occupied commercial real estate	142,429	143,993	140,182	134,646	131,440
Acquisition, development and construction	49,149	50,791	44,073	29,600	29,569
Total commercial loans	405,107	416,412	433,316	473,304	441,881
Consumer/Residential	92,372	87,284	86,533	86,817	86,580
Student	25,975	27,624	28,601	29,062	29,657
Other	3,003	2,986	3,214	2,994	2,885
Total loans	$526,457	$534,306	$551,664	$592,177	$561,003

Core loans, which are total loans, excluding PPP loans, increased by $16,359,000, or 3.43%, from Q3 2021, and increased by $69,528,000, or 16.39%, from Q4 2020. Variances of note are as follows:

●	The core commercial loan portfolio grew by $12,903,000, or 3.59%, from Q3 2021 and increased by $67,299,000, or 22.05%, from Q4 2020. Core loan growth is a product of our success in converting non-customer PPP borrowers into new core relationships and overall organic growth as the economy in our markets has shown improvement. The growth in the acquisition, development and construction portfolio, during the year ended December 31, 2021, is primarily attributable to non-speculative owner-occupied construction. Our pipeline remains strong which we believe will support continued core loan growth into 2022.

PPP loans

Through PPP round one and two our team provided essential funds to over 2,300 businesses and nonprofits and protected more than 28,600 jobs in our community. As of December 31, 2021, approximately $182,373,000 in PPP round one loans and $46,471,000 in PPP round two loans had received SBA approval for forgiveness. PPP loans decreased by $24,208,000, or 42.61%, from Q3 2021, and decreased by $104,073,000, or 76.15% from Q4 2020. Our expectations are that the majority of the remaining PPP loans will receive forgiveness by the end of the first quarter of 2022.

Asset quality

The Company did not record a provision for loan loss expense during the fourth quarter of 2021, as macroeconomic conditions continued to improve, all loan deferrals remained on contractual payment terms and credit quality remained strong. While we believe that the Delta and Omicron variants of the COVID-19 virus remains a risk to credit quality, we believe our current level of allowance for loan losses is sufficient. The Bank’s asset quality metrics continue to compare favorably to our peers as follows:

Asset Quality Metrics
	Village					Peer Group
Metric	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2021(1)
Allowance for Loan and Lease Losses/Nonperforming Loans	251.94%	233.82%	221.77%	256.78%	251.75%	208.81%
Net Charge-offs (recoveries) to Average Loans(2)	0.01%	(0.01)%	0.04%	(0.01)%	0.05%	(0.01)%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.30%	0.34%	0.38%	0.40%	0.41%	0.75%
Nonperforming Assets/Bank Total Assets (3)	0.18%	0.20%	0.22%	0.26%	0.27%	0.37%
(1) Source - SNL data for VA Banks <$1 Billion in assets as of September 30, 2021.
(2) Annualized.
(3) Nonperforming assets excluding performing troubled debt restructurings.

Loan deferral program

We continue to see signs of recovery in both the economy and our customers. All loans that were on deferral as of June 30, 2021 returned to contractual payment terms as of September 30, 2021, and there continued to be no loans on deferral as of December 31, 2021. With the continued uncertainty around the Delta and Omicron variants of COVID-19, we continue to take the necessary measures to protect the health and wellbeing of our employees and customers. We remain well positioned to weather the economic uncertainty created by the COVID-19 pandemic.

Deposits

The following table provides the composition of our deposits at the dates indicated (in thousands):

Deposits Outstanding
Deposit Type	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Noninterest-bearing demand	$268,804	$270,397	$252,756	$245,582	$222,305
Interest checking	89,599	76,693	77,828	71,949	70,342
Money market	187,942	183,096	178,602	164,689	152,726
Savings	54,106	46,750	44,351	44,638	38,083
Time deposits	63,597	69,116	84,546	93,198	104,926
Total deposits	$664,048	$646,052	$638,083	$620,056	$588,382

Total deposits increased by $17,996,000, or 2.79%, from Q3 2021, and increased by $75,666,000, or 12.86%, from Q4 2020. Variances of note are as follows:

●	Noninterest bearing demand account balances decreased $1,593,000 from Q3 2021 and increased $46,499,000 from Q4 2020, and represented 40.48% of total deposits compared to 41.85% as of Q3 2021 and 37.78% as of Q4 2020. The increase in noninterest bearing demand accounts from the prior year continues to be a result of core relationship growth and continued success at converting non-customer PPP loan applicants into customers.

●	Low cost relationship deposits (i.e. interest checking, money market, and savings) balances increased $25,108,000, or 8.19%, from Q3 2021 and increased $70,496,000, or 26.99%, from Q4 2020. The increase in these accounts continues to be a result of adding core relationships, continued growth in accounts from non-customer PPP loan applicants and the migration of customer funds from time deposits.

●	Time deposits decreased by $5,519,000, or 7.99%, from Q3 2021 and $41,329,000, or 39.39%, from Q4 2020. The decrease in time deposits continues to be primarily driven by the migration of customers from time deposits to lower cost deposit products. This decrease continues to allow us to lower our cost of interest bearing deposits which decreased 34 basis points to 0.44% as of Q4 2021 compared to 0.78% as of Q4 2020.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements.  For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement.  These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals.  Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

●	the impacts of the ongoing COVID-19 pandemic;
●	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
●	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
●	the effects of future economic, business and market conditions;
●	our inability to maintain our regulatory capital position;
●	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
●	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
●	risks inherent in making loans such as repayment risks and fluctuating collateral values;
●	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
●	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
●	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
●	governmental monetary and fiscal policies;
●	changes in accounting policies, rules and practices;
●	reliance on our management team, including our ability to attract and retain key personnel;
●	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
●	demand, development and acceptance of new products and services;
●	problems with technology utilized by us;
●	changing trends in customer profiles and behavior; and
●	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

Financial Highlights
(Dollars in thousands, except per share amounts)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	*
Balance Sheet Data
Total assets	$748,401	$730,061	$717,932	$715,621	$706,236
Investment securities	93,699	88,549	48,752	42,371	40,844
Loans held for sale	5,141	13,275	16,374	17,031	34,421
Loans, net	526,024	532,905	549,086	588,866	558,955
Allowance for loan losses	(3,423)	(3,443)	(3,429)	(3,992)	(3,970)
Deposits	664,048	646,052	638,083	620,056	588,382
Borrowings	14,424	14,416	14,408	31,537	55,921
Shareholders' equity	63,401	61,730	58,981	55,539	51,996
Book value per share	$43.03	$42.09	$40.21	$37.86	$35.46
Total shares outstanding	1,473,469	1,466,765	1,466,800	1,466,800	1,466,516

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	0.65%	0.65%	0.62%	0.68%	0.71%
Loans, net of deferred fees and costs (excluding PPP loans)	0.69%	0.72%	0.75%	0.92%	0.93%
Nonperforming loans	251.94%	233.82%	221.77%	256.78%	251.75%
Net charge-offs (recoveries) to average loans(1)	0.01%	(0.01)%	0.04%	(0.01)%	0.05%
Nonperforming assets to total assets	0.18%	0.20%	0.22%	0.26%	0.27%

Bank Capital Ratios
Common equity tier 1	13.95%	13.96%	13.88%	13.99%	13.35%
Tier 1	13.95%	13.96%	13.88%	13.99%	13.35%
Total capital	14.60%	14.63%	14.57%	14.85%	14.20%
Tier 1 leverage	9.86%	9.96%	9.72%	9.68%	9.28%

	Three Months Ended
	December 30,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$6,743	$6,921	$6,972	$7,031	$7,409
Interest expense	445	492	580	655	858
Net interest income before
provision for (recovery of) loan losses	6,298	6,429	6,392	6,376	6,551
Provision for (recovery of) loan losses	—	—	(500)	—	—
Noninterest income	2,462	2,859	2,852	4,170	3,889
Noninterest expense	5,768	5,637	5,547	5,513	6,484
Income before income tax expense	2,992	3,651	4,197	5,033	3,956
Income tax expense	629	752	903	1,136	904
Net income	$2,363	$2,899	$3,294	$3,897	$3,052
Earnings per share
Basic	$1.61	$1.97	$2.24	$2.66	$2.08
Diluted	$1.61	$1.97	$2.24	$2.66	$2.08

Performance Ratios
Return on average assets(1)	1.26%	1.59%	1.85%	2.25%	1.72%
Return on average equity(1)	14.78%	18.81%	22.79%	29.07%	23.57%
Net interest margin(1)	3.56%	3.74%	3.84%	3.92%	3.90%

* Derived from audited consolidated financial statements.
(1) annualized.

Financial Highlights
(Dollars in thousands, except per share amounts)

	Year Ended
	December 31,	December 31,
	2021	2020
	(Unaudited)	*
Selected Operating Data
Interest income	$27,667	$25,826
Interest expense	2,172	4,433
Net interest income before
provision for (recovery of) loan losses	25,495	21,393
Provision for (recovery of) loan losses	(500)	950
Noninterest income	12,343	12,245
Noninterest expense	22,465	21,649
Income before income tax expense	15,873	11,039
Income tax expense	3,420	2,485
Net income	$12,453	$8,554
Earnings per share
Basic	$8.48	$5.86
Diluted	$8.48	$5.86

Performance Ratios
Return on average assets(1)	1.73%	1.28%
Return on average equity(1)	21.02%	17.98%
Net interest margin(1)	3.76%	3.41%

* Derived from audited consolidated financial statements.
(1) annualized.